Exhibit 1

EXPLANATION OF ITEMS 2(a), 2(d), 2(e), 6 AND 7

Items 2(a) and 7

This Schedule 13G is being filed by Pan Atlantic Bank and Trust Limited, FCMI Financial Corporation and Mr. Albert D. Friedberg, (the “Filing Parties”).  All of the shares reported as beneficially owned in this Schedule 13G are owned directly by Pan Atlantic Bank and Trust Limited, in part for itself and in part on behalf of the joint venture described in the explanation of Item 6, below.  Pan Atlantic Bank and Trust Limited is a wholly owned subsidiary of FCMI Financial Corporation. All of the shares of FCMI Financial Corporation are owned by Albert D. Friedberg, members of his family and trusts for the benefit of members of his family.  Mr. Friedberg possesses voting and dispositive power over the FCMI shares held by members of the Friedberg family and trusts for the benefit of members of his family and, as a result, controls 100% of the outstanding shares of FCMI.  By virtue of his control of FCMI Financial Corporation, Mr. Friedberg may be deemed to possess voting and dispositive power over the shares owned directly by its wholly-owned subsidiary, Pan Atlantic Bank and Trust Limited.

Items 2(d) and 2(e)

According to the Company’s Registration Statement on Form 20-F, the Company’s Ordinary Shares, par value NIS 0.01 per share (the “Ordinary Shares”) are listed on the Nasdaq Capital Market of the Nasdaq Stock Exchange and registered under the Section 12 of the Securities Exchange Act of 1943, as amended solely in connection with the listing and registration of American Depositary Shares (“ADS”) representing the Ordinary Shares, with 1 ADS representing 10 Ordinary Shares.  The number of shares and percentage of outstanding shares beneficially owned reported in this Schedule 13G reflects beneficial ownership of Ordinary Shares.  The CUSIP number set forth in Item 2(e) is the CUSIP number of the ADSs.

Item 6

Of the 16,421,762 Ordinary Shares beneficially owned by the Filing Parties, 9,094,518 Ordinary Shares are held by Pan Atlantic Bank and Trust Limited for its own account and 7,327,244 Ordinary Shares are held by Pan Atlantic Bank and Trust Limited on behalf of a joint venture formed in January 2007 to invest in the Ordinary Shares. Pursuant to the joint venture agreement, Pan Atlantic Bank and Trust Limited manages the assets and investments of the joint venture and possesses exclusive dispositive power over such investments.  Except for Pan Atlantic Bank and Trust Company, no party to the joint venture has the right to receive or the power to direct the receipt of dividends from, or the proceed of sale of, Ordinary Shares representing more than 5% of the Ordinary Shares outstanding.

Information in this Schedule 13G regarding the Filing Parties’ beneficial ownership of the Issuer’s Common Stock is provided as of the signature date hereof.

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